EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended March 31, 2014.

Financial Highlights Q3, 2013-14

• Revenues decreased by 53% compared with the corresponding quarter of fiscal 2012-13
• Company posted a net loss of Rs. 274 million in the third quarter

NetSol PK reported revenues of Rs. 341 million, which represents a 53% decrease as compared to Rs. 720 million reported for the comparable quarter of fiscal 2013. Company also posted a net loss of Rs. 274 million compared to a net profit of Rs. 287 million in same quarter last year. Main reason of this decrease in profits is the decline in sales due to the transition from legacy to next generation product and the currency exchange loss recognized during the quarter on account of strengthening of Pak Rupee against foreign currencies. Another reason is the increase in non-cash cost due to increase in depreciation and amortization expense charged on the intangible assets which were earlier under development stage but now their amortization has started. Diluted loss per share was 3.65 rupees per share compared to a profit of 3.48 rupees per share reported in the corresponding period of fiscal 2013.